EXHIBIT 16.1

June 18, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentleman:

We have read the statements made by of First Guaranty Bancshares, Inc. under Item 4.01 of its Current Report on Form 8-K, dated June 18, 2025, and are in agreement with the statements concerning our firm contained within such Item 4.01.

Respectfully submitted,

        /s/ GRIFFITH, DELANEY, HILLMAN & LETT
     Certified Public Accountants